UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

JACKSONVILLE DIVISION

In re:	) Case No. 05-03817-3F1
)
WINN-DIXIE STORES, INC., et al.,	) Chapter 11
)
Debtors.[1]	) Jointly Administered

ORDER CONFIRMING JOINT PLAN OF REORGANIZATION

OF WINN-DIXIE STORES, INC. AND AFFILIATED DEBTORS

RECITALS

A. On June 29, 2006, the Debtors filed the Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors (as subsequently amended, modified, or supplemented, the “Plan”) and a related disclosure statement (the “Disclosure Statement”).2

B. On August 4, 2006, this Court entered an order approving the Disclosure Statement as containing adequate information within the meaning of Bankruptcy Code section 1125(a).

[1]	In addition to Winn-Dixie Stores, Inc., the following entities are debtors in these related cases: Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Deep South Products, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Spirits, Inc., Dixie Stores, Inc., Economy Wholesale Distributors, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Superior Food Company, Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., Winn-Dixie Handyman, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc.
[2]	Unless otherwise defined, capitalized terms used in this order (the “Order”) shall have the meanings ascribed to them in the Plan. In addition, in accordance with the Introduction to the Plan, any term used in the Plan or this Order that is not defined in the Plan or this Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

C. Following the hearing to approve the Disclosure Statement held on August 4, 2006 (the “Disclosure Statement Hearing”), the Court entered an order, among other things, (i) determining the dates, procedures, and forms applicable to the solicitation process, (ii) establishing tabulation procedures, and (iii) establishing the objection deadline and scheduling the hearing to consider confirmation of the Plan (the “Solicitation Procedures Order”).

D. As set forth in the certifications of Kathleen M. Logan, the President and CEO of Logan & Company, Inc. (“Logan”), the Debtors’ solicitation and tabulation agent, the confirmation hearing notice, the Disclosure Statement, the Plan, the Debtors’ and the Creditors Committee’s approved solicitation letters, and the appropriate ballots (or, in the case of non-voting holders of claims or non-voting Classes, the appropriate notice) (collectively, the “Solicitation Package”) were transmitted to all holders of Claims in Classes that will receive distributions under the Plan, and holders of Claims and Interests in Classes 18 through 21 were mailed a notice of deemed rejecting status as required by the Solicitation Procedures Order.

E. On or about August 11, 2006, the confirmation hearing notice was published in 18 newspapers, as set forth in the publication notice filed.

F. The Debtors filed with the Court the Plan Supplement, dated October 3, 2006, containing certain documents and other information related to the Plan, as provided in Section 12.18 of the Plan.

G. On October 9, 2006, the Debtors filed the declaration of Kathleen M. Logan certifying the results of the ballot and master ballot tabulation for the Classes of Claims voting to accept or reject the Plan, and on October 12, the Debtors filed the amended declaration of Kathleen M. Logan (the “Logan Tabulation Declaration”) certifying the results of the ballot and master ballot tabulation.

H. On October 10, 2006, the Debtors filed their Memorandum in Response to Objections to Confirmation of Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors (the “Confirmation Memorandum”).

I. The Court held a hearing on October 13, 2006 (the “Confirmation Hearing”) to consider confirmation of the Plan.

NOW, THEREFORE, based upon the Court’s review of, among other things, the Plan, the Plan Supplement, the Disclosure Statement, the Solicitation Procedures Order, the Logan Tabulation Declaration, the Confirmation Memorandum, all of the evidence proffered or adduced at, the objections filed in connection with, and the arguments of counsel made at, the Confirmation Hearing; and upon the record of the Disclosure Statement Hearing, the Confirmation Hearing and all prior proceedings in this Chapter 11 Case; and after due deliberation; and good cause appearing:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS FOUND AND DETERMINED THAT3

1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b)(2) and 1334(a)). This Court has jurisdiction over the Chapter 11 Case under 28 U.S.C. §§ 157 and 1334. Venue is proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. §§ 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

2. Judicial Notice. This Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all proceedings during the Chapter 11 Case, and all orders entered during the pendency of the Chapter 11 Case.

3. Outline of Plan. In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates twenty-one Classes of Claims and Interests. Under the Plan:

•	Holders of Other Priority Claims (Class 1), MSP Death Benefit Claims (Class 2), Workers Compensation Claims (Class 3), Bond/Letter of Credit Backed Claims (Class 4), Convenience Claims (Class 5), and Subsidiary Interests (Class 6) are Unimpaired, and thus are deemed to have accepted the Plan under Bankruptcy Code section 1126(f);

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

•	Holders of Intercompany Claims (Class 18), Subordinated Claims (Class 19), Non-Compensatory Damages Claims (Class 20), and Winn-Dixie Interests (Class 21) are Impaired and are not entitled to receive any distribution under the Plan on account of their Claims or Interests, and thus are deemed to have rejected the Plan under Bankruptcy Code section 1126(g); and

•	Holders of the AmSouth Bank Collateralized Letter of Credit Claim (Class 7), Thrivent/Lutherans Leasehold Mortgage Claim (Class 8), NCR Purchase Money Security Interest Claim (Class 9), Secured Tax Claims (Class 10), Other Secured Claims (Class 11), Noteholder Claims (Class 12), Landlord Claims (Class 13), Vendor/Supplier Claims (Class 14), Retirement Plan Claims (Class 15), Other Unsecured Claims (Class 16) and Small Claims (Class 17) are Impaired and will receive distributions under the Plan, and thus had the right to vote to accept or reject the Plan.

4. Transmittal and Mailing of Materials; Notice. The Solicitation Package was transmitted and served upon all interested parties in compliance with the Solicitation Procedures Order and in compliance with the Bankruptcy Rules, and such transmittal and service was adequate and sufficient. Notice of the Confirmation Hearing and all deadlines in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and the Solicitation Procedures Order and was good and sufficient notice in accordance with Bankruptcy Rules 2002(b) and 3020(b)(2), and no other or further notice is required. Votes for acceptance or rejection of the Plan were solicited in good faith, after transmittal of a disclosure statement containing adequate information, and otherwise in compliance with Bankruptcy Code sections 1125 and 1126 and Bankruptcy Rules 3017 and 3018.

5. Receipt and Tabulation of Votes. The procedures used by Logan to receive and tabulate ballots from the holders of Claims in the voting Classes, as set forth in the Logan Tabulation Declaration, were proper and appropriate and in compliance with the

Solicitation Procedures Order. As described in the Logan Tabulation Declaration, the Plan was accepted by ten of the eleven Impaired Classes entitled to vote. The holders of certain subclasses of Secured Tax Claims (Class 10) and one subclass of Other Secured Claims (Class 11), rejected the Plan. The Debtors therefore obtained the requisite acceptances both in number and amount for confirmation of the Plan.

6. Burden of Proof. The Debtors have met their burden of proving each of the elements of Bankruptcy Code section 1129 by a preponderance of the evidence, which is the applicable standard.

7. Identification of Plan Proponents (Fed. R. Bankr. P. 3016(a)). As required by Fed. R. Bankr. P. 3016(a), the Plan is dated and identifies the Plan proponents.

8. Good Faith Solicitation; Good Faith Issuance of Securities (11 U.S.C. § 1125(e)). The Debtors, the Creditors Committee and each of their respective agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals, through their participation in the negotiation and preparation of the Plan and the Disclosure Statement and their efforts to confirm the Plan, have solicited acceptances of the Plan in good faith and in compliance with applicable provisions of the Bankruptcy Code. The Debtors, the Creditors Committee and the holders of Claims receiving any of the New Common Stock, and their respective agents, representatives, attorneys, and other advisors, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, sale, issuance or purchase of the New Common Stock and are entitled to the protections afforded by Bankruptcy Code section 1125(e) and the exculpation and limitation of liability provisions set forth in Section 12.15 of the Plan.

9. Plan Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(l)). The Plan complies with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, thereby satisfying Bankruptcy Code section 1129(a)(1).

(i) Proper Classification (11 U.S.C. §§ 1122, 1123(a)(l)). In addition to Administrative Claims and Priority Tax Claims, which need not be classified, the Plan designates twenty-one Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class, and such classification is therefore consistent with Bankruptcy Code section 1122. Valid factual and legal reasons exist for the various Classes of Claims and Interests created under the Plan, and the Plan does not unfairly discriminate between or among holders of Claims or Interests in such Classes. Specifically, valid factual and legal reasons exist for the separate classification of Claims in Classes 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 and for the separate classification of Interests in Class 21. The Plan thus satisfies Bankruptcy Code sections 1122 and 1123(a)(1).

(ii) Specification of Unimpaired Classes (11 U.S.C. § 1123(a)(2)). The Plan specifies that Classes 1, 2, 3, 4, 5 and 6 are Unimpaired under the Plan, thereby satisfying Bankruptcy Code section 1123(a)(2).

(iii) Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article IV of the Plan specifies the treatment of Impaired Classes 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21, thereby satisfying Bankruptcy Code section 1123(a)(3).

(iv) No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying Bankruptcy Code section 1123(a)(4).

(v) Implementation of the Plan (11 U.S.C. § 1123(a)(5)). Article VI of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying Bankruptcy Code section 1123(a)(5). Among other things, Article VI includes provisions relating to (i) entry by Reorganized Winn-Dixie into the Exit Facility, (ii) the continued corporate existence of the Reorganized Debtors, (iii) the execution and delivery of the corporate documents that will govern the Reorganized Debtors, including, but not limited to, the New Winn-Dixie Charter and New Winn-Dixie By-Laws, (iv) the cancellation of the Old Securities and related agreements, (v) the authorization and issuance of New Common Stock and the Registration Rights Agreement, (vi) the revesting in the Reorganized Debtors, on the Effective Date, of the property of the Debtors’ Estates not disposed of under the Plan, and (vii) the selection of the initial directors and officers for Reorganized Winn-Dixie and each of the other Reorganized Debtors. Other Articles of the Plan also set forth adequate means for the implementation of the Plan: Article VIII includes provisions regarding distributions under the Plan; Article IX provides the procedures for resolving disputed, contingent, and unliquidated Claims; Article XI provides for the retention of jurisdiction by the Court over certain matters; and Article XII provides for, among other things, the discharge of, and certain releases by and of, the Debtors and other parties-in- interest. Further, the Debtors will have sufficient Cash to make all payments required to be made on the Effective Date under the Plan.

(vi) Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)). Under Article VI of the Plan, and subject to such future amendment as is permitted by applicable law, the New Winn-Dixie Charter and New Winn-Dixie By-laws filed with the Court as part of the Debtors’ Plan Supplement prohibit the issuance of nonvoting equity securities, thereby satisfying Bankruptcy Code section 1123(a)(6).

(vii) Designation of Officers And Directors (11 U.S.C. § 1123(a)(7)). The provisions of the Plan and the New Winn-Dixie Charter and New Winn-Dixie By-laws regarding the manner of selection of officers and directors of the Debtors are consistent with the interests of Claim and Interest holders and with public policy, thereby satisfying Bankruptcy Code section 1 123(a)(7). Specifically, Article VI of the Plan provides that the initial board of directors of Reorganized Winn-Dixie will consist of nine members, including the Debtors’ Chief Executive Officer, one individual reasonably acceptable to the Creditors Committee, and seven individuals selected by the Creditors Committee. The Debtors and the Creditors Committee identified, in the Plan Supplement filed before the Confirmation Hearing, the members of the initial board of directors of Reorganized Winn-Dixie. The members of the initial board of directors will serve until the expiration of their terms or their earlier resignation or removal in accordance with the New Winn-Dixie Charter and New Winn-Dixie By-laws, as each may be amended from time to time in accordance with applicable law.

(viii) Impairment of Classes (11 U.S.C. § 1123(b)(1)). In accordance with Bankruptcy Code section 1l23(b)(1), Articles III and IV of the Plan impair and leave unimpaired, as the case may be, each Class of Claims and Interests under the Plan.

(ix) Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). In accordance with Bankruptcy Code section 1l23(b)(2), Article VII of the Plan provides that, except as otherwise provided therein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have rejected each pre-petition executory contract and unexpired lease to which it is a party, unless such contract or lease (a) was previously assumed or rejected by a Final Order, (b) previously expired or terminated pursuant to its own terms, or (c) is the subject of any pending motion to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date. The Debtors’ decision regarding the assumption or rejection of their executory contracts is based on, and is within, the sound business judgment of the Debtors, and is in the best interests of the Debtors, their Estates, and their Claim and Interest holders.

(x) Retention, Enforcement, and Settlement of Claims Held by the Debtors (11 U.S.C. § 1123(b)(3)). In accordance with Bankruptcy Code section 1123(b)(3), Section 6.13 of the Plan provides that, except as otherwise provided in the Plan or this Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all claims, right or causes of action, suits, and proceedings, whether in law or equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits, or other proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(xi) Other Provisions Not Inconsistent With Title 11(11 U.S.C. § 1123(b)(6)). In accordance with Bankruptcy Code section 1123(b)(6), the Plan includes additional appropriate provisions that are not inconsistent with the applicable provisions of the Bankruptcy Code.

(xii) Cure of Defaults. (11 U.S.C. § 1123(d)). Section 7.4 of the Plan provides for the satisfaction of default claims associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with Bankruptcy Code section 365(b)(2). All cure amounts will be determined in accordance with the underlying agreements and applicable bankruptcy and non-bankruptcy law. Thus, the Plan complies with Bankruptcy Code section 1123(d).

10. Compliance With Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying Bankruptcy Code section 1129(a)(2). Specifically:

(i) Each of the Debtors filed a Chapter 11 petition under Bankruptcy Code section 301. Each of the Debtors is a proper debtor under Bankruptcy Code section 109.

(ii) The Debtors are proper proponents of the Plan under Bankruptcy Code section 1121(a).

(iii) The Debtors complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Solicitation Package and related documents and notices, and in soliciting and tabulating votes on the Plan.

(iv) The Debtors, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals have participated in “good faith” and in compliance with all applicable provisions of the Bankruptcy Code.

11. Substantive Consolidation Settlement (11 U.S.C. § 1123(b)(3)). The Plan provides for a settlement of issues relating to the substantive consolidation of the Debtors’ estates (the “Substantive Consolidation Compromise”). To settle the issue of whether the estates should be consolidated, the Plan provides for different distributions to holders of Noteholder Claims (Class 12), Landlord Claims (Class 13), Vendor/Supplier Claims (Class 14), Retirement Plan Claims (Class 15), and Other Unsecured Claims (Class 16). This Substantive Consolidation Compromise was reached after extensive factual and legal analysis by the Debtors, the Creditors Committee, the Indenture Trustee, the Ad Hoc Vendors’ Committee, the Ad Hoc Retirees’ Committee, and other interested parties. It is the result of arm’s length negotiations among interested parties and will avoid potentially expensive and time-consuming litigation. The distributions to Creditors under the Substantive Consolidation Compromise are within the range of the distributions that could be anticipated if the issues were litigated.

12. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan, including all documents necessary to effectuate the Plan, including but not limited to those contained in the Plan Supplement, in good faith and not by any means forbidden by law, thereby satisfying Bankruptcy Code section 1129(a)(3). The Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the evidence presented at, or in the declaration filed in connection with, the Confirmation Hearing, the Plan has been proposed with the legitimate and honest purpose of reorganizing the business affairs of the Debtors and maximizing the returns available to Claim holders. Consistent with the overriding purpose of Chapter 11, the Plan is designed to allow the Debtors to reorganize by providing the Reorganized Debtors with capital structures that will allow them sufficient liquidity and capital resources to satisfy their obligations, to fund necessary capital expenditures, and to otherwise conduct their businesses. Further, the Plan itself and the arms’ length negotiations among the Debtors, the Creditors Committee, and the Debtors’ other constituencies, and their respective legal and financial advisors, leading to the Plan’s formulation, as well as the support of holders of Claims entitled or authorized to vote, provide independent evidence of the Debtors’ and the Creditors Committee’s good faith in proposing the Plan. The indemnification, exculpation, release and injunction provisions of the Plan have been negotiated in good faith and at arm’s length with, among others, the Debtors and the Creditors Committee and their respective advisors, and are consistent with Bankruptcy Code sections 105, 524(e), 1122, 1123(b)(3)(A), 1123(b)(6), 1129 and 1142, and are each necessary to the Debtors’ successful emergence from chapter 11.

13. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, including the payments provided for in Sections 12.3 and 12.4 of the Plan, have been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying Bankruptcy Code section 1129(a)(4).

14. Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with Bankruptcy Code section 1 129(a)(5). Specifically:

(i) The Debtors have disclosed the identity and affiliations of the individuals proposed to serve, on and after the Effective Date of the Plan, as directors or officers of Reorganized Winn-Dixie. The appointment or continuance of the proposed directors and officers is consistent with the interests of holders of Claims and Interests and public policy.

(ii) The Debtors have disclosed the identity of all insiders who will be employed or retained by Reorganized Winn-Dixie, and the nature of such persons’ compensation.

15. No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for any rate change that requires regulatory approval. Thus, Bankruptcy Code section 1129(a)(6) is not applicable to this Chapter 11 Case.

16. Best Interests of Creditors Test (11 U.S.C. § 1l29(a)(7)). The Plan satisfies Bankruptcy Code section 1129(a)(7). Specifically:

(i) The summary of the Liquidation Analysis contained in the Disclosure Statement and the other evidence related thereto that was presented at the Confirmation Hearing have not been controverted by other evidence. The methodology used and assumptions made in the Liquidation Analysis, as supplemented by the evidence proffered or adduced at the Confirmation Hearing, are reasonable.

(ii) Each holder of a Claim or Interest in each Impaired Class either has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. No Class has made an election under Bankruptcy Code section 1111(b)(2).

17. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Classes 1, 2, 3, 4, 5 and 6 are Classes of Unimpaired Claims and Interests that are conclusively presumed to have accepted the Plan under Bankruptcy Code section 1126(f). Classes 7, 8, 9, 11, 12, 13, 14 ,15, 16 and 17 are Classes of Claims that have voted to accept the Plan in accordance with the Plan and Bankruptcy Code section 1126(c). Class 10 contains subclasses of Claims that have voted to reject the Plan, and one subclass in Class 11 has voted to reject the Plan (the “Rejecting

Subclasses”), although the Claim represented by the subclass in Class 11 that has voted to reject the Plan has been disallowed by order of the Court to the extent it alleges secured status, and such vote should be disregarded for that reason. Classes 18 through 21 are not entitled to receive or retain any property or interests under the Plan on account of their Claims or Interests and, accordingly, are deemed to have rejected the Plan under Bankruptcy Code section 1126(g). The Debtors have thus requested that the Court confirm the Plan even though the requirements of Bankruptcy Code section 1129(a)(8) have not been satisfied as to the Rejecting Subclasses and Classes 18, 19, 20 and 21 in light of their deemed rejection of the Plan.

18. Treatment of Administrative and Priority Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims under Section 4.1(a) of the Plan satisfies the requirements of Bankruptcy Code section 1l29(a)(9)(A), the treatment of Other Priority Claims under Section 4.2(a) of the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(9)(B), and the treatment of Priority Tax Claims under Section 4.1(b) of the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(9)(C).

19. Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)). As set forth in the Logan Tabulation Declaration and as reflected in the record of the Confirmation Hearing, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider of the Debtors holding a Claim in such Class, thereby satisfying Bankruptcy Code section 1 129(a)(l0).

20. Feasibility (11 U.S.C. § 1129(a)(11)). Based upon the information in the Disclosure Statement and the testimony given at the Confirmation Hearing, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors or any successor to the Debtors, thereby satisfying Bankruptcy Code section 1129(a)(11).

21. Payment of Fees (11 U.S.C. § 1129(a)(12)). All fees payable under 28 U.S.C. § 1930 have been paid or will be paid as Administrative Claims on or before the Effective Date under Section 12.5 of the Plan and will continue to be paid thereafter as required, thereby satisfying Bankruptcy Code section 1129(a)(12).

22. Continuation of Retiree Benefits (11 U.S.C. § 1129 (a)(13). Section 7.9(a) of the Plan provides for the payment of all benefits subject to Bankruptcy Code sections 1114 and 1129(a)(13). Accordingly, Bankruptcy Code section 1129(a)(13), which requires, among other things, continuation of any such benefits, is satisfied.

23. No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)). The Plan may be confirmed notwithstanding the rejections by the Rejecting Subclasses and the deemed rejections of the Plan by Classes 18, 19, 20 and 21, because the Plan complies with Bankruptcy Code section 1129(b) by satisfying the requirements of Code sections 1129(b)(l) and 1129(b)(2) with respect to the deemed rejecting classes.

24. Principal Purpose of Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C. § 77e).

25. Exit Facility. The Plan contemplates that the Debtors will obtain the Exit Facility from third party lenders under the terms of loan documents, including revolving credit and letters of credit, as determined necessary to satisfy the DIP Facility Claim, support other payments required to be made under the Plan, pay transaction costs, and fund working capital and general corporate purposes of the Reorganized Debtors following the Effective Date. The Debtors have received a commitment from Wachovia Bank, National Association (the “Exit Lender”) to provide exit financing upon the terms set forth in a commitment letter, dated June 28, 2006, among Winn-Dixie Stores, Inc., Exit Lender and Wachovia Capital Markets, LLC (the “Exit Financing Commitment”), which was approved by this Court in an order entered on July 27, 2006 (the “Exit Financing Order”) and filed with the Plan Supplement. The Debtors and the Exit Lender have been negotiating the terms of a credit agreement and related documents consistent with the terms of the Exit Financing Commitment. The decision to accept the Exit Financing Commitment is the result of an extensive effort by the Debtors and their financial advisors to market the proposed financing to potential lenders. The evidence reflects that the Debtors, in consultation with their advisors, selected the Exit Financing Commitment as the most favorable exit financing option in light of all the circumstances. The Debtors’ entry into the loan documents (which documents amend and restate the loan documents governing the DIP Facility) upon the terms and conditions of the Exit Financing Commitment, and the granting of security interests, liens and mortgages to Exit Lender pursuant thereto, is in the best interests of the Debtors’ estates and creditors and is necessary to the consummation of the Plan.

26. Modifications. Before or at the Confirmation Hearing, in accordance with Bankruptcy Code section 1127 and Bankruptcy Rule 3019, the Debtors proposed certain modifications to the Plan (collectively, the “Plan Modifications”). The Debtors’ form and manner of notice of the Plan Modifications was good and sufficient under the particular circumstances and no other or further notice of the Plan Modifications is or shall be required. The Plan Modifications do not (a) adversely affect the classification or treatment of holders of Claims and Interests, (b) constitute material modifications of the Plan under Bankruptcy Code section 1127, (c) cause the Plan to fail to satisfy the requirements of Bankruptcy Code sections 1122, 1123 and 1129, or (d) require the resolicitation of acceptances or rejections of the Plan from any party or require that any party be afforded an opportunity to change its previously cast acceptance or rejection of the Plan.

27. No Liquidation. Because the Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and the Reorganized Debtors will engage in business following consummation of the Plan, Bankruptcy Code section 1141(d)(3) is not applicable.

28. Condition To Confirmation. The conditions to Confirmation of the Plan set forth in Section 10.1 of the Plan have been satisfied before the Confirmation Date.

DECREES

NOW, THEREFORE, IT IS ORDERED THAT,

29. Objections. The Court has considered each objection to confirmation filed and prosecuted at the Confirmation Hearing. With the exception of the United States Trustee’s Objection, the Court overrules all objections. The Court sustains in part and overrules in part the United States Trustee’s Objection. The Court retains the right to review all fees and expenses sought to be paid by the Debtors in this case. The professionals who seek fees and expenses pursuant to section 12.3 of the Plan shall file fee applications and serve a copy upon the Creditors Committee, the United States Trustee, the Debtors, and any other party that requests a copy. In the event an interested party files an objection to the reasonableness of the fees, the Court will conduct a hearing only as to reasonableness. The Indenture Trustee shall file an application as to the Indentured Trustee Expenses sought in section 12.4 of the Plan (which do not relate to sections 2.3 and 12.3 of the Plan) and serve a copy upon the Creditors Committee, the United States Trustee, the Debtors, and any other party that requests a copy. In the event an interested party files an objection to the reasonableness of the fees, the Court will conduct a hearing only as to reasonableness. The Court overrules the United States Trustee’s Objection to sections 12.12 and 12.15 of the Plan. The Court will enter detailed Findings of Fact and Conclusions of Law as to the prosecuted objections in due course.

30. Confirmation. The Plan is confirmed under Bankruptcy Code section 1129 and all parties-in-interest are authorized and empowered, or enjoined, as the case may be, to act in accordance with its terms. All acceptances and rejections previously cast for or against the Plan are deemed to constitute acceptances or rejections of the Plan as modified.

31. Incorporation of all Plan Provisions. The terms of the Plan and the exhibits thereto, including, without limitation, the exhibits contained in the Plan Supplement (including any non-material amendments, modifications, or supplements thereof at any time before the Effective Date as may be agreed upon by the Debtors and the Creditors Committee), are incorporated by reference into and are an integral part of the Plan and this Order. Each term, as it may have been altered or interpreted in accordance with this Order, is valid and enforceable pursuant to its terms.

32. Substantive Consolidation Compromise. The Substantive Consolidation Compromise, and the distributions to Creditors reflected in the Plan in accordance with the Substantive Consolidation Compromise, are fair and reasonable and are in the best interests of the estate and creditors.4

33. Binding Effect. (a) Under Bankruptcy Code section 1141, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed under the Plan) and this Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in any of the Debtors, whether or not such holders of Claims or Interests filed proofs of Claim in the Chapter 11 Case, whether or not such Claims or Interests are Impaired under the Plan, and whether or not, if Impaired, such holders accepted, rejected, or are deemed to have accepted or rejected the Plan, (iv) each Person acquiring property under the Plan, (v) all non-Debtor parties

[4]	The Court notes that it is not ruling on the issue of “deemed substantive consolidation”. The Plan is a compromise Chapter 11 plan that incorporates elements of a substantive consolidation. The Court has not been asked to nor is it determining that this case is in any way “deemed” or otherwise substantively consolidated.

to executory contracts and unexpired leases with any of the Debtors, (vi) all entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan or herein, (vii) every other party in interest in the Chapter 11 Case, and (viii) each of the foregoing’s respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, attorneys, agents, representatives, beneficiaries, or guardians, if any.

34. Discharge. Except as otherwise expressly provided in the Plan or this Order and subject only to the occurrence of the Effective Date, the Debtors are discharged and released from all Claims against, Liens on, and Interests in each of the Debtors, their assets, and their properties, arising at any time before the entry of this Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof voted to accept the Plan or is entitled to receive a distribution thereunder. Subject to the occurrence of the Effective Date, any holder of such a discharged Claim, Lien, or Interest shall be precluded and enjoined from asserting against the Debtors or Reorganized Debtors or any of their assets or properties, any other or further Claim or Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of this Order.

35. Provisions of Plan Enforceable. Each term and provision of the Plan is valid and enforceable pursuant to its terms.

36. Cancellation of Evidences of Indebtedness. As provided in Section 6.4 of the Plan, except as otherwise provided in the Plan or this Order, or under the terms of the documents evidencing and orders approving the DIP Facility and/or the Exit Facility, on the

Effective Date, (a) the Old Securities (including the Winn-Dixie Notes and the Winn-Dixie Interests) and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor shall be deemed extinguished, cancelled, and of no further force and effect, and (b) the obligations of the Debtors (and Reorganized Debtors) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, as the case may be, shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Winn-Dixie Notes and the Indenture shall continue in effect solely for the purpose of (i) allowing the holders of the Winn-Dixie Notes to receive the distributions provided for Noteholder Claims hereunder, (ii) allowing the Disbursing Agent or the Indenture Trustee, as the case may be, to make distributions on account of the Noteholder Claims, and (iii) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses to the extent not paid pursuant to Section 12.4 of the Plan, including, without limitation, the Indenture Trustee Charging Lien and any indemnification rights provided by the Indenture.

37. Good Faith Solicitation and Distribution. The Debtors, the Creditors Committee, and its members in their capacity as such, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals, have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. In addition, the Debtors, each member of the Creditors Committee, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals, have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with respect to the distribution of the New Common Stock under the Plan, and, accordingly, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

38. Executory Contracts. As of the Effective Date, all executory contracts or unexpired leases assumed by the Debtors during this Chapter 11 Case or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors or the Real Estate Subsidiaries (as defined below), as the case may be, notwithstanding any provision in such contract or lease (including those described in Bankruptcy Code sections 365(b)(2) and (f)) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease.

39. Approval of Assumption or Rejection of Contracts and Leases. Under Bankruptcy Code section 365, unless otherwise provided in an order of the Court specifically dealing with a contract or lease, (a) the assumption of each executory contract or unexpired lease that is subject to assumption pursuant to Article VII of the Plan, is hereby approved as proposed therein; and (b) the rejection of each executory contract or unexpired lease that is subject to rejection pursuant to Article VII of the Plan, is hereby approved as proposed in such sections of the Plan. Section 7.4 of the Plan and this Order apply only to assumptions of executory contracts and unexpired leases that will occur under the provisions of the Plan and do not apply to assumptions of executory contracts and unexpired leases that will occur pursuant to separate motions or orders.

40. Rejection Damages Bar Date. Any Claim arising from the rejection of an executory contract or unexpired lease under Article VII of the Plan or otherwise shall be forever barred (to the extent such Claim is not already barred) and shall not be enforceable against any Debtor or Reorganized Debtor, or the properties of any of them, unless a Proof of Claim is filed with the claims against and served upon counsel to the Reorganized Debtors within 30 days of the entry of this Order or as otherwise provided in prior orders of this Court.

41. Injunctions; Stays. (a) Except as provided in the Plan or this Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged under the Plan, or an Interest or other right of an equity security holder that is terminated under the Plan, are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person, that does not comply with or is inconsistent with the provisions of the Plan.

(b) As of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released, or an Interest that is terminated, pursuant to Sections 12.11, 12.12 or 12.13 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities, or such terminated Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Peron that does not comply with or is inconsistent with the provisions of the Plan.

(c) In accordance with Section 12.16 of the Plan, unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in the Chapter 11 Case under Bankruptcy Code sections 105 or 362 or any order of this Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Order), shall remain in full force and effect until the Effective Date. From and after the Effective Date, all injunctions or stays contained in the Plan or this Order shall remain in full force and effect in accordance with their terms.

42. Debtor Releases, Voluntary Creditor Releases and Exculpations. The releases proposed to be made by the Debtors in favor of third parties under section 12.12(a) of the Plan are appropriate and should be approved. The Creditors Committee conducted an extensive investigation of potential claims against certain of the proposed released parties and determined that these are likely no viable causes of action by the Debtors’ estates against them that have a reasonable probability of success in producing a benefit for the Debtors’ estates. The proposed released parties have made a substantial contribution to the Debtors’ reorganization, the releases are necessary to the success of the Debtors’ rehabilitation under the Plan, and the Plan has been accepted by substantial majorities in all Classes of Creditors voting, with the exception of the Rejecting Subclasses, which are being paid in full. Moreover, the voluntary creditor releases provided for in Section 12.12(b) of the Plan are appropriate and should be approved. These releases were fully disclosed and are consensual agreements by Creditors who voted to accept the Plan. In addition the exculpation provisions in Section 12.15 of the Plan are appropriate and should be approved.

43. Nothing in this Order or the Plan, including Sections 12.12, 12.13 or 12.14, shall release, discharge, or enjoin any claims arising before the Petition Date brought by any creditor under the Employee Retirement Income Security Act of 1974 (“ERISA”) against any entity or Person who is not one of the Debtors, except to the extent provided for in section 12.12(b) of the Plan.

44. Revesting of Property. In accordance with Section 6.11 of the Plan, and except as otherwise expressly provided in the Plan, including, but not limited to, Article VI thereof, or this Order, the property of each Debtor’s Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. No property of the Debtors’ Estate is being, or should be deemed to be, abandoned pursuant to Bankruptcy Code section 554 or otherwise. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and this Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Interests, charges, and Liens except as specifically provided in Bankruptcy Code section 365(h), the Plan, or this Order.

45. Approval of Initial Officers, Directors. (a) Under Bankruptcy Code section 1l29(a)(5)(A)(ii), the Court approves, as consistent with the interests of holders of Claims and Interests and with public policy, the selection, election, and/or continuance, as the case may be, of the individuals designated as officers or directors of Reorganized Winn-Dixie; provided, however, that nothing set forth herein shall prevent any of the foregoing individuals from resigning as an officer or director without further order of the Court.

(b) Without further event or action by any Person (other than the occurrence of the Effective Date), each of the individuals referred to in paragraph 45(a) above may become or continue as a director of Reorganized Winn-Dixie. On the Effective Date, (i) the terms of the current members of the board of directors of Winn-Dixie shall expire and the members thereof who are not continuing as directors of Reorganized Winn-Dixie shall cease to serve in such capacity and (ii) the operation of Reorganized Winn-Dixie shall become the general responsibility of the board of directors of Reorganized Winn-Dixie, subject to, and in accordance with, the New Winn-Dixie Charters and New Winn-Dixie By-Laws, which are hereby approved.

46. Insurance. The Debtors are authorized and shall be directed to purchase and maintain director and officer insurance coverage to continue after the Effective Date, in the amount of $150,000,000 and for a tail period of six (6) years, for those Persons covered by any such policies in effect during the pendency of the Chapter 11 Case, based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors (whether occurring before or after the Petition Date). Such policy shall be fully paid and non-cancelable, provided, however, that in no event shall the Debtors be authorized and directed to purchase and maintain a policy that has a premium exceeding $8,200,000.

47. Plan Modifications. At the request of the Debtors, the Plan is modified pursuant to Bankruptcy Code section 1127(a), as set forth in the First Modification to Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors dated October 10, 2006 (Docket No. 11765).

48. Class 10 Interest Rate. The Court finds that 7 % shall be the interest rate used under Bankruptcy Code section 1129(b)(2)(A)(i)(II) for Class 10 Claims.

49. Exit Facility. The Exit Facility is approved, and the Debtors or Reorganized Debtors, as applicable, are authorized to execute, deliver and perform their obligations under the amended and restated revolving credit agreement, mortgages, security agreements and other documents with the Exit Lender, which documents amend and restate the loan documents governing the DIP Facility (collectively, the “Exit Financing Documents”) upon terms and conditions substantially consistent with those contained in the Exit Financing Commitment, with such changes as may be agreed between the Debtors or Reorganized Debtors, as applicable, and the lenders thereunder, as necessary or appropriate to effect the Exit Facility in accordance with the Plan. The Exit Financing Documents are approved and shall constitute legal, valid, binding and authorized obligations of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms. Exit Lender is hereby authorized to file at any time and from time to time such financing statements indicating as the collateral all now existing or hereafter arising or acquired property and assets of the Reorganized Debtors that are Borrowers and Guarantors under the Exit Facility naming Exit Lender, as secured party, and each Borrower and Guarantor, as debtor, as Exit Lender may require, together with any amendments or continuations with respect thereto.

50. DIP Facility. Notwithstanding anything to the contrary contained in this Order or the Plan, the claims, liens, interests, rights, priorities, protections and remedies of Wachovia Bank, National Association (“Wachovia”) arising under or in connection with the Final Financing Order and the DIP Facility shall extend and continue in full force and effect during the period commencing on the date of this Order through the Effective Date (the “Post Confirmation Period”). Any loans, advances, letter of credit accommodations or other financial or credit accommodations made or provided by Wachovia to the Debtors at any time during the Post Confirmation Period shall be fully protected and entitled to all of the rights, claim priorities, liens, remedies and protections afforded under the DIP Facility and the Final Financing Order. As of and after the Effective Date, any and all loans, advances, financial accommodations, borrowings and obligations outstanding under the DIP Facility shall continue in effect and constitute legal, valid, and binding and enforceable obligations on and after the Effective Date and be assumed by certain Reorganized Debtors in their capacities as borrowers under the Exit Financing Documents. The security interests and liens in favor of Wachovia, in its capacity as administrative agent and collateral agent under the DIP Facility, granted by the Final Financing Order and the loan documents governing the DIP Facility (as amended and restated by the Exit Financing Documents) shall continue in full force and effect in favor of Wachovia as administrative agent and collateral agent under the Exit

Facility and shall not be discharged, released, terminated or otherwise impaired in any way as a result of, among other things, the entry of this Order, the occurrence of the Confirmation Date or the occurrence of the Effective Date.

51. Exit Financing Documents. The Borrowers and Guarantors (as each such term is defined in the Exit Financing Documents) are authorized to enter into the Exit Financing Documents and perform all of their obligations under the Exit Financing Documents. On the Effective Date, the Reorganized Debtors that are Borrowers or Guarantors under the Exit Facility (the “Reorganized Debtor Borrowers”) shall enter into the Exit Financing Documents. Pursuant to Bankruptcy Code section 1142(b), and without further action by the Bankruptcy Court or by the shareholders and directors of the Reorganized Debtor Borrowers, the Reorganized Debtor Borrowers shall be authorized to (a) enter into the Exit Financing Documents, (b) ratify, amend and restate the DIP Facility in accordance with the Exit Financing Documents, (c) perform all of their obligations under the DIP Facility, as amended and restated by the Exit Financing Documents, and (d) execute and deliver all documents, agreements and instruments necessary or appropriate to enter into and perform all obligations under the Exit Financing Documents, and to take all other actions and execute, deliver, record and file all such other agreements, documents, instruments, financing statements, releases, applications, registration statements, reports and any changes, additions and modifications thereto in connection with the consummation of the transactions contemplated by the Exit Financing Documents, including, without limitation, the making of such filings or the recording of such liens and security interests, as may be required by the Exit Financing Documents and/or as the Exit Lender may determine or require in its discretion.

52. Real Estate Transfers in Connection with Exit Facility. The Debtors or the Reorganized Debtors are authorized to take all actions necessary to create Winn-Dixie Properties, LLC, Winn-Dixie Stores Leasing, LLC, Winn-Dixie Raleigh Leasing, LLC, Winn-Dixie Montgomery Leasing, LLC, and Winn-Dixie Warehouse Leasing, LLC (collectively, the “Real Estate Subsidiaries”), and to transfer into the Real Estate Subsidiaries all real property interests owned or leased by the Debtors. In furtherance of and without limiting the foregoing, the Debtors or the Reorganized Debtors are authorized, without limitation, to (a) terminate The Dixon Realty Trust 1999-1, a Utah trust, and contemporaneously therewith, to cause the conveyance of all real property interests in fee simple held in the name of Winn-Dixie Stores, Inc., as owner-trustee of The Dixon Realty Trust 1999-1, to Winn-Dixie Properties, LLC, (b) assign their assumed real property leases to Winn-Dixie Stores Leasing, LLC, Winn-Dixie Raleigh Leasing, LLC, Winn-Dixie Montgomery Leasing, LLC, and Winn-Dixie Warehouse Leasing, LLC as provided for in Section 7.5 of the Plan, (c) enter into with the Real Estate Subsidiaries such operating agreements and other agreements and documents deemed reasonable and appropriate by the Debtors or the Reorganized Debtors in connection with the transfers of such owned or leased real property, and (d) take all actions necessary to cause the Real Estate Subsidiaries to convey to the lenders pursuant to the Exit Financing Documents security interests, liens and mortgages in such owned or leased real property interests. With respect to the assignment of real property leases to Winn-Dixie Stores Leasing, LLC, Winn-Dixie Raleigh Leasing, LLC, Winn-Dixie Montgomery Leasing, LLC, and Winn-Dixie Warehouse Leasing, LLC, any party with rights under an assigned lease shall retain the right to enforce the terms of the lease directly against the original Debtor lessee including, without limitation, by an action to recover money damages. Such action may be brought in any state or federal court provided for by the lease or, alternatively, any court of competent jurisdiction over the original Debtor lessee. The language of the Plan shall not be interpreted in any way to alter or affect the obligations of any Debtor guarantor under the existing lease guaranties.

53. Additional Modifications. Without the need for a further order or authorization of this Court, but subject to the express provisions of this Order, the Debtors shall be authorized and empowered to make non-material modifications to the documents filed with the Court, including the documents included in the Plan Supplement (subject to the rights specified in Section 10.2 of the Plan) or forming part of the evidentiary record at the Confirmation Hearing, in their reasonable business judgment as may be necessary. Further, following entry of this Order, the Debtors shall be authorized upon further order of the Bankruptcy Court, to alter, amend, or modify the Plan in accordance with Bankruptcy Code section 1127(b), or to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

54. General Authorizations. Under Bankruptcy Code section 1142(b) and the terms of the Plan, each of the Debtors and the Reorganized Debtors, as the case may be, and any officer thereof, are authorized without the need for further shareholder or Court approval to execute and deliver, and take such action as is necessary to effectuate the terms of, implement, or further evidence, the contracts, instruments, securities, and other agreements and documents contemplated by the Plan and the terms and conditions of the Plan. Without limiting the foregoing, the Debtors are authorized to make any State Law filings necessary to terminate the existence of inactive subsidiaries that the Debtors have determined to terminate as of the Effective Date.

55. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any documents, instruments or agreements, and any amendments or modifications thereto.

56. Creditors Committee. On the Effective Date, the Creditors Committee shall be dissolved and members thereof shall be released and discharged of and from all further authority, duties, responsibility and obligations related to and arising from and in connection with the Chapter 11 Case, and the retention of employment of the Creditors Committee’s attorneys and other advisors shall terminate other than as provided in Section 12.20 of the Plan.

57. Exemption from Stamp Taxes. Under Bankruptcy Code section 1146(c), (a) the issuance, transfer or exchange of any securities, instruments, or documents; (b) the creation of any other lien, mortgage, deed or trust, or other security interest; or (c) the making or assignment of any lease or sublease, or the making, delivery, filing, or recording of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with the Plan, shall not be taxed under any law imposing a stamp tax, documentary tax, real estate transfer tax, sales or use tax, intangible tax, recording or filing fee, privilege tax, or other similar tax or fee. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the New Winn-Dixie Charter, the New Winn-Dixie By-laws, the Exit Facility (and the providing of security therefor), the transfer of owned and leased real property interests to the Real Estate Subsidiaries as provided in Section 6.12(c) of the Plan (including, without limitation, the conveyance of real property from The Dixon Realty Trust 1999-1 to the Real Estate Subsidiaries, the assignment to and pledge of real property leases by the Real Estate Subsidiaries, and any transfers of owned or leased real property among the Real Estate Subsidiaries, whether by merger or otherwise), and the maintenance or creation of security therein as contemplated by the Exit Facility, including the recordation of mortgages, deeds to secure debt, modifications to mortgages, modifications of deeds to secure debt and fixture filings.

58. Exemption from Securities Laws and Registration and Related Matters (11 U.S.C. § 1145(a)). The issuance and distribution of the New Common Stock has been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid, and nonassessable. The offer and sale of the New Common Stock is in exchange for Claims against the Debtors, within the meaning of Bankruptcy Code section 1145(a)(1). In addition, under Bankruptcy Code section 1145, to the extent, if any, that the New Common Stock constitutes “securities,” (a) the offering of such New Common Stock is exempt, and the issuance and distribution of such New Common Stock will be exempt, from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities, and (b) New Common Stock will be freely tradeable by the recipients thereof, subject to (i) the provisions of Bankruptcy Code section 1145(b)(1) relating to the definition of an underwriter in Section 2(11) of the Securities Act, and compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, and (ii) the restrictions, if any, on the transfer as set forth in such securities and instruments.

59. Transfers of Property. The revesting, on the Effective Date, of all of the property of the Debtors’ Estates in the Reorganized Debtors (a) is a legal, valid, and effective transfer of property, (b) vests the Reorganized Debtors with good title to such property free and clear of all Claims and Interests, except as expressly provided in the Plan or this Order, (c) does not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) does not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law.

60. Payment of United States Trustee Fees. Pursuant to 28 U.S.C. § 1930 all fees payable to the United States Trustee shall be paid on or before the Effective Date. All such fees that arise after the Effective Date shall be paid by the Reorganized Debtors. The obligation of each of the Reorganized Debtors to pay quarterly fees to the Office of the United States Trustee shall continue until such time as each particular Debtor’s case is closed. Each Debtor shall provide disbursement information on a quarterly basis and provide notice of any entity that is dissolved or merged to the Court and the United States Trustee.

61. Administrative Claims Bar Date. Except as otherwise provided in Section 4.1(a), 12.1, 12.2, 12.3, 12.4 or 12.5 of the Plan, all requests for payment of an Administrative Claim must be made by application filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors no later than forty-five (45) days after the Effective Date, or shall be forever barred and deemed waived and relinquished in full.

62. Failure to Consummate Plan. In accordance with Section 12.17 of the Plan, if consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount of any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of any Debtor, the Creditors Committee, or any Person in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor, the Creditors Committee, or any other Person.

63. Retention of Jurisdiction. Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding the entry of this Order or the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction over those items and matters set forth in Article XI of the Plan.

64. References to Plan Provisions. The failure specifically to include or reference any particular provision of the Plan in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

65. Inconsistency. In the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern unless otherwise expressly provided for in such agreement, instrument, or document. In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this Order, on the other, the provisions of this Order shall govern.

66. Notice of Entry of Confirmation Order and Occurrence of Effective Date. No later than three business days after the Confirmation Date, the Debtors shall file with the Court and serve upon the parties in interest on the Master Service List a notice of entry of this Order. Within three business days after the Effective Date, the Debtors shall file with the Court and serve upon parties in interest on the Master Service List a notice of the occurrence of the Effective Date. In addition, in accordance with Bankruptcy Rules 2002 and 3020(c), within ten business days after the Effective Date, the Reorganized Debtors (or their agents) shall give notice of the entry of this Order, the occurrence of the Effective Date, and the deadline for filing Administrative Claims set forth in Section 12.1 of the Plan, in substantially the form of Exhibit A annexed hereto (the “Confirmation Notice”), by United States first class mail postage prepaid, by hand, or by overnight courier service, to all parties served with the Confirmation Hearing Notice and any other parties identified by the Debtors; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any person to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved - left no forwarding address,” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such person of that person’s new address. To supplement the notice described in the preceding sentence, within ten business days after the Effective Date, the Debtors shall publish a notice substantially in the form of the Confirmation Notice in The New York Times (National Edition), The Wall Street Journal (National Edition), the Sun-Sentinel (covering Ft. Lauderdale, Florida), the Florida Times-Union (covering Jacksonville), the Miami Herald (covering Miami, Florida), the Orlando Sentinel (covering Orlando, Florida), the Palm Beach Post (covering West Palm Beach, Florida), The Tampa Tribune (covering Tampa, Florida), the St. Petersburg Times (covering St. Petersburg, Florida), the News & Observer (covering Raleigh, North Carolina), the Albany Herald (covering Albany, Georgia), the Ledger-Inquirer (Columbus, Georgia), the Savannah Morning News (Savannah, Georgia), The Courier Herald (Dublin, Georgia), The Times-Picayune (New Orleans, Louisiana), the Press-Register (Mobile, Alabama), the Birmingham News (Birmingham, Alabama), The Meridian Star (Meridian, Mississippi), and the Sun Herald (Biloxi, Mississippi). Mailing and publication of the Confirmation Notice in the time and manner set forth in the preceding paragraph are good and sufficient under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c).

67. Authorization to Consummate. The Debtors are authorized to consummate the Plan at any time after entry of this Order subject to the satisfaction or waiver of the conditions precedent to Effective Date set forth in Section 10.2 of the Plan. More specifically, the Debtors (a) are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, and other agreements or documents created in connection with the Plan; and (b) are authorized to issue the New Common Stock.

68. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of the Court or any other court, in the absence of a stay of the Confirmation Order, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken in good faith under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, in the absence of a stay of the Confirmation Order, any such act or obligation incurred or undertaken in good faith pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

69. Retention of Jurisdiction. The Court will retain jurisdiction over the matters set forth in Article XI of the Plan.

DATED this 9 day of November, 2006 in Jacksonville, Florida.

/s/ Jerry A. Funk
JERRY A. FUNK
United States Bankruptcy Judge

UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA, JACKSONVILLE DIVISION

In re:	Case No. 05-03817-3F1
Winn-Dixie Stores, Inc., et al.,[1]	Chapter 11
Debtors.	Jointly Administered

NOTICE OF (A) ENTRY OF ORDER CONFIRMING PLAN OF REORGANIZATION,

(B) OCCURRENCE OF EFFECTIVE DATE OF PLAN, AND (C) BAR DATES FOR FILING CLAIMS

ARISING BEFORE EFFECTIVE DATE AND OTHER ADMINISTRATIVE CLAIMS

TO:    ALL PARTIES IN INTEREST

PLEASE TAKE NOTICE THAT:

1. On                     , 2006, the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division (the “Bankruptcy Court”) entered its Order Confirming Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors (the “Confirmation Order”). Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings ascribed to such terms in the Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors dated August 9, 2006, as modified by the First Modification to Joint Plan of Reorganization of Winn-Dixie Stores, Inc. and Affiliated Debtors dated October     , 2006 (together, the “Plan”). Copies of the Confirmation Order and the Plan may be obtained by accessing http://www.loganandco.com or http://www.flmb.uscourts.gov.

2. The conditions to consummation of the Plan set forth in Section 10.2 of the Plan were satisfied (or waived) on                     , 2006. Thus, in accordance with the terms of the Plan, the Plan became effective on                     , 2006 (the “Effective Date”). All references in the Plan and the Confirmation Order to the Effective Date are to                     , 2006.

3. In accordance with Section 12.1 of the Plan, subject to the provisions of paragraph 4 below, all requests for payment of an Administrative Claim or any Claim arising against the Debtors in the period between February 21, 2005 and                     , 2006, (other than as set forth in Section 4.1(a), 12.1, 12.2, 12.3, 12.4, or 12.5 of the Plan) must be made by application filed with the Bankruptcy Court and served on counsel for the Reorganized Debtors and the Post-Effective Date Committee no later than                     , 2006, which is the date forty-five (45) days after the Effective Date. The filing of an application must be made via the Bankruptcy Court’s electronic filing procedures (electronic filing is mandatory for all attorneys) or by delivery of a hard copy to the Clerk of the Court, United States Courthouse, 300 North Hogan St., Suite 3-350, Jacksonville, Florida 32202. The service of an application on counsel for the Reorganized Debtors must be made by delivery of a copy upon James Post, Smith Hulsey & Busey, 225 Water Street, Suite 1800, Jacksonville, Florida 32202, Fax: (904) 359-7708, E-mail: jpost@smithhulsey.com; and service of an application on counsel for the Post-Effective Date Committee must be made by delivery of a copy upon Matthew Barr, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Mahhattan Plaza, New York, New York 10005, Fax: 212-822-5194, E-mail: mbarr@milbank.com. In the event that the Reorganized Debtors object to an application, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Subject to the provisions of paragraph 4 below, an Administrative Claim or any Claim arising against the Debtors in the period between February 21, 2005 and                     , 2006 that is not asserted in an application filed and served no later than                     , 2006, shall be forever barred and deemed waived and relinquished in full, and the Reorganized Debtors shall have no obligation to pay such Claim.

4. Notwithstanding the provisions of paragraph 3, (a) no application seeking payment of an Administrative Claim or any Claim arising between February 21, 2005 and                     , 2006 is required with respect to an undisputed post-petition obligation which was paid or is payable by a Debtor in the ordinary course of business; provided, however, that in no event shall a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; and (b) no application is required with respect to Cure owing under an executory contract or unexpired lease if the amount of Cure is fixed or proposed to be fixed by order of the

[1]	In addition to Winn-Dixie Stores, Inc., the following entities are debtors in these related cases: Astor Products, Inc., Crackin’ Good, Inc., Deep South Distributors, Inc., Deep South Products, Inc., Dixie Darling Bakers, Inc., Dixie-Home Stores, Inc., Dixie Packers, Inc., Dixie Spirits, Inc., Dixie Stores, Inc., Economy Wholesale Distributors, Inc., Foodway Stores, Inc., Kwik Chek Supermarkets, Inc., Sunbelt Products, Inc., Sundown Sales, Inc., Superior Food Company, Table Supply Food Stores Co., Inc., WD Brand Prestige Steaks, Inc., Winn-Dixie Handyman, Inc., Winn-Dixie Logistics, Inc., Winn-Dixie Montgomery, Inc., Winn-Dixie Procurement, Inc., Winn-Dixie Raleigh, Inc., and Winn-Dixie Supermarkets, Inc. Bankruptcy Court pursuant to a motion to assume and fix the amount of Cure tiled by the Debtors and a timely objection asserting an increased amount of Cure filed by the non-Debtor party to the subject contract or lease.

5. In accordance with Section 12.2(a) of the Plan, all final requests for payment of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code must be made by application filed with the Bankruptcy Court and served on the Reorganized Debtors, their counsel, counsel to the Creditors Committee or the Post-Effective Date Committee, the fee examiner, and other necessary parties-in-interest no later than                     , 2006, which date is sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. No hearing shall be held on an application for a Professional Fee Claim until the fee examiner has completed and filed a report with respect to the Professional Fee Claim. Objections to such applications must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity on or before the date that is thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the later of (i) the date on which the applicable application was served or (ii) the date on which the fee examiner’s report with respect to the applicable Professional Fee Claim was filed.

Dated:                     , 2006

D. J. Baker Sally McDonald Henry, Rosalie Walker Gray, Adam S. Ravin SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Four Times Square, New York, New York 10036	Stephen D. Busey James H. Post, Cynthia C. Jackson, Leanne Prendergast SMITH HULSEY & BUSEY 225 Water Street, Suite 1800, Jacksonville, Florida 32202

Co-Counsel for Debtors	Co-Counsel for Debtors